                                                                     EXHIBIT 2.1

                            STOCK EXCHANGE AGREEMENT


         THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered into this 27th day of August, 2002 by and among Assure Energy, Inc., a Delaware corporation with its principal place of business at 840-7th Avenue, Suite 1600, Calgary, Alberta T2P 3G2 ("Assure"); Inventoy.com International Inc., a Delaware corporation with its principal place of business at 840-7th Avenue, Suite 1600, Calgary, Alberta T2P 3G2 ("Inventoy"); and the Assure shareholders listed on Schedule A attached hereto and made a part hereof (singly and collectively referred to herein as the "Shareholders").

                                    PREAMBLE

         WHEREAS, Assure, through its operating subsidiaries Assure Oil & Gas Corp. and Westerra 2000 Inc., is primarily engaged in the exploration, development, and acquisition of petroleum and gas properties primarily located in Western Canada; and

         WHEREAS, Assure has an inactive subsidiary, Inventoy, that owns patents, trademarks, tradenames, technical processes, know how and other intellectual property, including twenty seven toy designs intended to be utilized in a business involving the licensing of toy designs to manufacturers and the acting as a toy inventor's agent in licensing toy designs developed by others (collectively the "Inventoy Assets"); and

         WHEREAS, Assure intends to further develop and expand its oil and gas operations and has no present intention to commence toy business operations through Inventoy; and

         WHEREAS, Inventoy has authorized capital stock consisting of 1,000 shares of common stock, $.001 par value per share, 100 of which shares are issued and outstanding and owned by Assure (the "Inventoy Shares"); and

         WHEREAS, the Shareholders include certain founders of Assure and certain present and former officers, directors and principal shareholders of Assure that contributed the Inventoy Assets to Assure upon its formation that were subsequently transferred by Assure to Inventoy; and

         WHEREAS, the Shareholders desire to reacquire such Inventoy Assets by way of their acquisition of the Inventoy Shares in exchange for all of their common stock of Assure, consisting of an aggregate of 14,440,000 shares; and

         WHEREAS, Assure similarly desires to make such exchange.

         NOW, THEREFORE, in consideration of the premises, and of the promises, covenants and conditions contained herein, the parties intending to be legally bound, hereby agree as follows:

                                   WITNESSETH:

                                    ARTICLE 1
                               EXCHANGE OF SHARES

         Subject to the hereinafter described conditions, Assure hereby agrees to transfer and deliver the Inventoy Shares to the Shareholders in exchange for all of the shares of Assure common stock owned by the Shareholders (the "Assure Shares"), consisting of an aggregate of fourteen million four hundred forty thousand (14,440,000) shares.

                                    ARTICLE 2
                                     CLOSING

         The exchange of the Inventoy Shares for the Assure Shares (the "Share Exchange") shall take place at the offices of Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017, or such other place as the parties may mutually agree (the "Closing"). The Closing shall take place upon the execution of this Agreement. The date on which the Closing occurs is referred to herein at the Closing Date. At the Closing:

         (a) The Shareholders shall tender to Assure certificates representing all of the Assure Shares, duly executed and in proper form for transfer to Assure, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to Assure, in compliance with all applicable laws; and

         (b) Assure shall tender to the Shareholders, certificates representing all of the Inventoy Shares and such other items as shall be required to convey such stock to the Shareholders in compliance with all applicable laws.


                                    ARTICLE 3
                           EXEMPTION FROM REGISTRATION

         (a) The Shareholders hereby represent, warrant, covenant and acknowledge that:

                  (1) The Inventoy Shares are being issued to them without registration under the provisions of Section 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to exemptions provided pursuant to Sections 4(1) and 4(2) thereof;

                  (2) There is no present market for the Inventoy Shares and that all of the certificates for the Inventoy Shares will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such Inventoy Shares are either registered under the provisions of
         Section 5 of the Act and under applicable state securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to Inventoy, is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

                  (3) The Shareholders are acquiring the Inventoy Shares for investment purposes only, and not with a view to further sale or distribution; and


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
                  (4) The Shareholders, by reason of their past and present affiliations with Assure and Inventoy, are fully aware of the operations and financial conditions of such entities. Further, the Shareholders have full access to all reports filed by Assure with the Securities and Exchange Commission and have examined all of Assure's and Inventoy's books, records and financial statements and fully and completely questioned Assure's and Inventoy's officers and directors to their satisfaction as to all matters they deemed pertinent.

         (b) Assure hereby represents, warrants, covenants and acknowledges that:

                  (1) The Assure Shares are being transferred to it without registration under the provisions of Section 5 of the Act pursuant to exemptions provided pursuant to Sections 4(1) and 4(2) thereof; and

                  (2) Assure is acquiring the Assure Shares for the purpose of cancelling them and returning them to the status of authorized but unissued shares.

                                    ARTICLE 4
                         REPRESENTATIONS, WARRANTIES AND
                        COVENANTS OF ASSURE AND INVENTOY

         Assure and Inventoy hereby represent and warrant to the Shareholders as follows:

         (a) Inventoy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and both Assure and Inventoy have the legal capacity and all necessary corporate authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

         (b) At the Closing, Inventoy shall have good and marketable title to all of its assets free and clear of all liens, claims, charges, and any other encumbrances.

         (c) At the Closing, Inventoy shall have no liabilities.

         (d) The Inventoy Shares represent all of Inventoy's issued and outstanding capital stock. At the Closing, Inventoy shall have no outstanding subscriptions, options, warrants, or other convertible securities that could result in an obligation to issue additional capital stock of Inventoy;

         (e) This Agreement has been duly authorized, executed and delivered by Assure and Inventoy and constitutes a legal, valid and binding obligation of Assure and Inventoy, enforceable against Assure and Inventoy in accordance with its terms;

         (f) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Assure or Inventoy of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of Assure or Inventoy, or any material agreement or instrument to which Assure or Inventoy is a party, or by which they or any of their properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over Assure or Inventoy or Assure or Inventoy's properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which Assure or Inventoy is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by Assure or Inventoy of their obligations hereunder;

         (g) There is no litigation or proceeding pending or, to the best knowledge of Assure and Inventoy, threatened, against Inventoy or the properties of Inventoy, which would have any effect on the validity or performance of this Agreement;

         (h) Inventoy has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and Inventoy is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against Inventoy;

         (i) There are presently no contingent liabilities, factual circumstances, threatened or pending litigations, contractually assumed obligations or unasserted possible claims which are known to Assure or Inventoy, which might result in a material adverse change in the future financial condition or operations of Inventoy;

         (j) No transactions have been entered into either by or on behalf of Inventoy, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of Inventoy, nor will any such transactions be entered into prior to the Closing; and

         (k) Assure owns the Inventoy Shares free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances and shall deliver the Inventoy Shares to the Shareholders at Closing free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances.

                                    ARTICLE 5
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                               OF THE SHAREHOLDERS

         The Shareholders hereby represent and warrant to Assure as follows:

         (a) The Shareholders have all necessary authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

         (b) This Agreement has been duly authorized, executed and delivered by the Shareholders and constitutes a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms; and


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
         (c) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by the Shareholders of, any of the terms or provisions of, or constitute a default under any material agreement or instrument to which the Shareholders are a party, or by which any of their properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over the Shareholders or their respective properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which the Shareholders are a party or are otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by the Shareholders of their obligations hereunder.

                                    ARTICLE 6
                                     NOTICE

         All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when received if sent by fax or overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         To Assure:                  Assure Energy, Inc.
                                     840 7th Avenue, Suite 1600
                                     Calgary, Alberta T2P 3G2
                                     Canada
                                     Telephone: (403) 231-1230
                                     Facsimile:   (403) 264-7304

         with a copy to:             Kaplan Gottbetter & Levenson, LLP
                                     630 Third Avenue
                                     New York, NY 10017
                                     Telephone:  (212) 983-6900
                                     Facsimile:   (212) 983-9210

         To The Shareholders:        c/o Ed Kaplan
                                     6786 Willowood Drive (Apt. G1006)
                                     Boca Raton, FL  33434
                                     Telephone: (561) 482-6952
                                     Facsimile:  (561) 482-6952

                                    ARTICLE 7
                                  MISCELLANEOUS

         (a) Each of Assure, Inventoy and the Shareholders agrees to take such actions as are reasonably necessary to carry out the intentions of the parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.


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
         (b) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, unless otherwise agreed.

         (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws of principles and each party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in New York, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in the State and County of New York.

         (d) The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

         (e) This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement.

         (f) This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

         (g) This Agreement may be amended, modified and supplemented in writing only by the mutual consent of the parties hereto.

         (h) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other parties shall be void and of no effect.

         (i) In the event any party breaches the terms of this Agreement, the non-breaching parties shall be entitled to the recovery of their attorney's fees and other professional costs and fees incurred in enforcing their rights hereunder.

         (j) This writing constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. Neither party is relying on any representation or statement not contained in this writing. This Agreement supercedes and cancels any prior agreements relating to the subject matter contained herein.


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
         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


ASSURE ENERGY, INC.


By:  /s/James I. Golla
     -------------------------------
     Name:  James I. Golla
     Title: President


INVENTOY.COM INTERNATIONAL INC.


By:  /s/Douglas Kaplan
     -------------------------------
     Name:  Douglas Kaplan
     Title: Secretary


THE SHAREHOLDERS:


Kaplan Design Group


By:  /s/Douglas Kaplan
     --------------------------------
     Name:  Douglas Kaplan
     Title: Partner



/s/Douglas Kaplan
------------------------------------
Douglas Kaplan



/s/Ed Kaplan
------------------------------------
Ed Kaplan


/s/Ron Beit Halachmy
------------------------------------
Ron Beit-Halachmy

                                   SCHEDULE A

                              LIST OF SHAREHOLDERS

                                                   NUMBER OF ASSURE
                   NAME                              SHARES OWNED
(A)Kaplan Design Group                                   12,000,000
Douglas Kaplan                                            1,200,000
Ed Kaplan                                                 1,200,000
Ron Beit-Halachmy                                            40,000


                                      A-1